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                   SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                               FORM N-8A
                              (Amendment)

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF
                   THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name: SAFECO Deferred Variable Annuity Account
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Address of Principal Business Office:

      15411 NE 51st Street, Redmond, Washington 98052
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Telephone Number: (425) 867-8000
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Name and Address for Agent of Service of Process:

     William E. Crawford, Esq., Associate General Counsel, 15411 NE 51st
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     Street, Redmond, Washington 98052
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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                         YES [X]   No [ ]

Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Redmond and the State of Washington on the 30th day of September, 1998.

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(Seal)              Signature: SAFECO Deferred Variable Annuity Account
                              --------------------------------------------
                                           (Name of Registrant)

                    By: SAFECO Life Insurance Company
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                               (Name of Sponsor)

                    By: /s/ Randall H. Talbot
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                        Randolph H. Talbot, President

Attest:             /s/ George C. Pagos
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                     George C. Pagos, Assistant Secretary